Exhibit 23.4

Consent

The undersigned consents to the reference to the undersigned as a Qualified Person and as having reviewed and approved the technical and scientific information contained in the Registration Statement on Form F-1 (File No. 333-252036) incorporated by reference in this Registration Statement.

March 8, 2021

/s/ Paulo Pereira
Paulo Pereira